UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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THIS FILING CONSISTS OF A PREPARED STATEMENT MADE BY THE COMPANY AT A MEETING OF ITS EMPLOYEES HELD ON JANUARY 10, 2008.

AmCOMP All-Employee Meeting
Debra Ruedisili
January 10, 2008

I have some very exciting news to share with you about our Company.  I wanted you all to be among the first to hear that we just publicly announced that AmCOMP signed an agreement to be acquired by Employers Holding, Inc., a workers’ compensation insurance company that is listed on the NY stock exchange under the symbol EIG.

EMPLOYERS, as they are known, plans to acquire 100% of AmCOMP’s stock for $12.50 a share.  The deal was approved by our Board of Directors. While it is subject to regulatory approvals and customary closing conditions, we expect the deal to be completed by the end of the second quarter of 2008.  This is great news for our stockholders and I want to tell you why it’s great news for you, too.

First of all, let me tell you a little about EMPLOYERS.

EMPLOYERS is a group of mono-line insurance companies providing workers' compensation protection and services to select, small American businesses engaged in low to medium hazard industries.  The company is based in Reno, Nevada, and through its subsidiaries (Employers Insurance Company of Nevada and Employers Compensation Insurance Company) they operate in 11 states from 13 office locations.

EMPLOYERS traces its roots for more than 90 years from Nevada’s original state industrial insurance fund. They completed a privatization in 2000 and their IPO in 2007.

EMPLOYERS is a bigger company than AmCOMP, with total revenue of $520 million and net income of $172 million in 2006.  The combined companies will be the 14th largest private writer of workers’ compensation insurance in the United States.  While we currently write business in 17 core states, the combined companies will be actively writing business in 25 states.

Like us, they believe it is better to be good at one thing then to be average at many.  They pride themselves in understanding the workers’ compensation insurance needs of independent, entrepreneurial businesspeople because they focus on only one type of customer—small businesses. They understand the small business-based risks of workplace injury and accident, and work hard to help protect each insured business’s bottom line.

They are committed to providing a local presence for a nationally-run business and they believe in disciplined underwriting and profitability.  EMPLOYERS works with independent agencies and strategic distribution partners, and their underwriters use their local market expertise and disciplined underwriting to select specific types of businesses and risks that allow them to provide policyholders with competitive rates.

Does all this sound familiar?  Well, it should because EMPLOYERS’ business model closely mirrors ours.  We share many core beliefs, including a deep appreciation for our people, our agents and our policyholders.

EMPLOYERS' financial strength and stability is recognized by A.M. Best.  On June 6, 2007, A.M. Best Company reaffirmed the group’s A- rating, which is excellent, and “positive” financial outlook. Currently 70% of their business is in California and their second largest state is Nevada.  There is virtually no overlap in our markets.

 I truly believe this is a good fit for AmCOMP and for you, our employees.  As I said, there is virtually no overlap in our operations because they have focused on the western part of the U.S., and we have concentrated on the southeast, mid-Atlantic and the “heartland” regions of the country.  Culturally, we are very compatible.  Most importantly, we share a common basic belief that our people and our customer service are the keys to success.

AmCOMP’s Vision is to be the most respected company in our industry.  Employer’s Vision is to be the leader in the property and casualty insurance industry specializing in workers’ compensation.  Our two visions tie together and together, as a larger and stronger organization, we will be positioned to achieve both goals.  Together we will be the 14th largest writer of workers’ compensation in the United States.  That’s a great start!

Why do I believe this is the right decision for AmCOMP?   This is a smart decision for our stockholders and for our employees.  For our stockholders, many of you included, this transaction provides an attractive return on your investment. We are complimentary companies and together we will have greater opportunities for growth and expansion.  For our employees, being part of a larger, stronger and growing organization will offer greater opportunities for personal success.  We currently are not rated by AM Best and this has presented some challenges for us in trying to grow our business in this soft market.  EMPLOYERS brings us an A- rating, which will provide us with a greater opportunity to write business in all of our states.

Why does EMPLOYERS want to buy AmCOMP versus any other company?  We are an underwriting profit company with a proven success record. We are a mono-line carrier with a similar but expanded underwriting appetite.  We have strong agency relationships.  We have a solid balance sheet and conservative investment portfolio.  Our culture and our underwriting profitability discipline are very similar to theirs.  And we have all of you – a talented staff of experienced workers’ compensation professionals.

So what happens next?  There are five steps involved in any acquisition.  1) –due diligence 2) – signing a definitive agreement; 3) – integration planning; 4) – closing and 5) – integration.  The Boards of Directors of both companies have approved and signed this definitive agreement.  We will be seeking federal and state regulatory approvals required to complete this transaction.  AmCOMP will need to gain approval of its stockholders.  We anticipate that obtaining all of the necessary approvals will take between 4 and 6 months.

While awaiting final approvals, we will move on to step 3 – Integration planning.  There will be integration teams, responsible for analyzing, evaluating and planning each step of the integration of their respective areas.  These teams will be made up of personnel from both companies.   For example, we will have teams dedicated to such functional areas as claims, underwriting, human resources, IT, etc.  By assembling key personnel from both companies, we will facilitate a complete exchange of information and thereby enhance our ability to make good and informed decisions.

This is critically important because achieving success in an acquisition is challenging.  Our goal is to make this integration successful.  As part of the transition planning and integration, we will be asking you to assist us in helping to plan for our company’s future success.

This early in the process, there are still many decisions to be made.  Our objective is to make good, well-thought out decisions.  As we continue to plan and enter into the integration process, we will keep you informed of our progress.  We will also make sure that you know how to ask questions and obtain answers to any concerns which might arise.

So what do we do in the meantime?  I ask each of you to continue to focus on our customers – our agents and policyholders and day to day operations.  I know that in the midst of an acquisition that is difficult, but it is essential to our ongoing success and to the success of the transaction.  Transition planning and integration are inevitably and unavoidably disruptive, even to those not involved in the day to day planning.  We will do everything we can to minimize the impact it has on our Company.  It is critical, as I know you all recognize, that we avoid negatively impacting our customers.

This is another important milestone in the history of our Company.  We are excited to join with another organization that has a very similar vision, culture and business strategy.  Together, we will move our new, stronger company toward our combined visions.  I believe we will be well positioned to realize our combined visions and become the leader in the property and casualty insurance industry, specializing in Workers’ Compensation.

There are two other items which I want to address with you.  The first is our agency relationships.  We are in the process of sending an AmCOMP agent email alert to those agents in our email database.  This email explains the transaction and notes that EMPLOYERS is “stepping into our shoes”.  For our agents, it will be business as usual.  In fact, we are counting on them to keep the submissions flowing and to write even more business with us.

The second item is the future of AmCOMP’s executive management team, if and when the transaction closes.  Our Chairman, President and CEO, Fred Lowe, will remain in his position until the deal closes.

Kumar Gursahaney, our CFO, and I will continue with AmCOMP through to the closing of the deal as well.  At that time, we believe Kumar will continue on with EMPLOYERS in an advisory capacity.  I will also be retained in an advisory capacity.  Other members of the corporate management team will be retained, as appropriate.  All operational personnel will continue in their current assignments.

In closing, I want to thank each and every one of you from the bottom of my heart for your contributions to the success of AmCOMP.  I have always counted on your hard work and commitment to our Company.  Now I am counting on each of you to help us make this terrific opportunity – this acquisition by a premiere workers’ comp carrier -- a success.

In connection with the proposed transaction, AmCOMP will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: George E. Harris, Secretary, AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, Telephone: (561) 840-7171.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.